Exhibit 10.3
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into and made effective on September 23, 2021 (the “Effective Date”), by and between Q2 Software, Inc., a Delaware corporation (“Company”), and Adam D. Blue (“Executive”). Each of the Company and Executive are a “Party” and, collectively, they are the “Parties.”
WHEREAS, the Parties previously entered into an Employment Agreement dated February 7, 2014, as amended to date (the “Prior Agreement”) and desire for this Agreement to amend, restate and supersede the Prior Agreement and govern the terms of Executive’s employment with the Company in each case from and following the Effective Date.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1Employment. Company agrees to employ Executive on a full-time basis, and Executive hereby accepts employment by the Company on the terms and conditions set forth herein. Executive’s term of employment by the Company under the terms of this Agreement (the “Term”) shall commence on the Effective Date and end on the date on which the term of employment is terminated in accordance with Section 5.
2Duties.
2.1Position. Executive is employed as Company’s Executive Vice President and Chief Technology Officer and shall have the duties and responsibilities, commensurate with the Executive’s position, as may be reasonably assigned from time to time by Company’s Chief Executive Officer, to whom Executive shall report. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.
2.2Best Efforts/Full-time. During this Term, Executive will (a) use Executive’s best efforts to promote and serve the best interests of the Company, (b) abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances; (c) in all respects conform to and comply with the lawful and good faith directions and instructions given to Executive by the Chief Executive Officer; and (d) devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company. Further, unless the Company consents in writing, the Executive shall not, directly or indirectly, render services to any other person or organization or otherwise engage in activities that would interfere significantly with Executive’s faithful performance of Executive’s duties hereunder or otherwise create an actual conflict of interest with Company. Notwithstanding the foregoing, the Executive may (i) serve on a limited number of corporate boards, provided Executive receives prior written permission from the Company’s General Counsel; and (ii) serve on a limited number of civic organizations or charitable boards, or engage in other charitable or civic activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 2.2.
2.3Work Location. Executive’s principal place of work shall be located in Austin, Texas, or such other location as the Company may direct from time to time.
3Compensation. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for Executive’s performance of Executive’s duties hereunder.
3.1Base Salary. The Company shall pay to Executive an initial salary (the “Base Salary”) at an annual rate of $309,000, to be paid in substantially equal installments in accordance with the Company’s then current regular payroll cycle, less required deductions for federal and state withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either Party, for any reason, Executive will earn the Base Salary prorated to the date of termination.
3.2Incentive Compensation. Executive shall be eligible to receive an annual cash incentive bonus of up to 55% of Base Salary (the “Incentive Bonus”) under the Company’s Executive Incentive Compensation Plan or any successor plan (the “Incentive Plan”) and on such terms and subject to such conditions as may be decided from time to time by the Company, less required deductions for federal and state withholding tax, social security and all other employment taxes and payroll deductions. The Company shall pay out the cash Incentive Bonus, if any, annually in the form of a lump sum within ninety (90) days following the end of the applicable performance year. Notwithstanding anything to the contrary contained in the Incentive Plan or any other applicable bonus plan, program or arrangement, Executive must be employed by the Company at the time any annual cash Incentive Bonus is payable in accordance with this Section 3.2 in order to be eligible to earn such bonus. The Company reserves the right to vary or terminate any bonus scheme, including the Incentive Bonus scheme, in place from time to time, on a prospective basis.
3.3Equity Compensation. All of Executive’s previously granted and outstanding equity compensation awards shall continue to be governed pursuant to their terms. Executive shall be eligible to receive additional equity awards as determined solely in the discretion of the Compensation Committee of the Company’s Board of Directors (the “Board”).
3.4Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to similarly situated employees of the Company, subject to the terms and conditions of Company’s benefit plan documents and generally applicable Company policies. Executive shall be entitled to Paid Time Off benefits (“PTO”) subject to the terms and conditions of the Company’s PTO policy.
3.5Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

4At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below), by either Executive or Company, although subject to the provisions of Sections 5 through 7 below, and Executive shall have no rights to continued employment with the Company. No representative of Company other than the Company’s Board has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and the Company’s Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
5Termination. The termination provisions of this Agreement regarding the Parties’ respective obligations in the event Executive’s Term of employment is terminated are intended to be exclusive and in lieu of any other rights to which Executive may otherwise be entitled by law, in equity, or otherwise. This Agreement, and Executive’s employment hereunder, may be terminated at any time after the Effective Date, as follows:
5.1Termination by Mutual Consent. This Agreement may be terminated at any time by the written mutual consent of Company and Executive. Any agreement to terminate must be by specific, written agreement signed by Executive and a representative member of the Company’s Board.
5.2Termination by Company. Executive’s employment may be terminated by Company at any time, with or without Cause, with or without advance notice, by the delivery to Executive of written notice of termination.
5.3Resignation by Executive. Executive shall have the right to terminate his or her employment hereunder by providing the Company with a notice of termination at least thirty (30) days prior to such termination.
5.4Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of Executive’s Disability. For purposes of this Agreement, “Disability” shall mean the Executive is eligible to receive benefits under the Company’s long-term disability benefit plan as in effect on the date of termination, as determined by the third-party insurer of such plan. If the Company does not have a long-term disability benefit plan in effect on the date of termination, then “Disability” has the applicable meaning as set forth in Section 409A of the Internal Revenue Code.
6Benefits Upon Termination.
6.1Accrued Compensation. Upon termination of employment for any reason, Executive shall receive payment of his or her then unpaid Base Salary, pro-rated to the date of termination, as well as any other accrued, but unpaid benefits (collectively the “Accrued Compensation”). Accrued Compensation will be paid in a lump sum on the date required under applicable law. Except as expressly stated in this Agreement or contemplated by another agreement between the Executive and the Company, or as otherwise required by law, upon the expiration of the Term, all other employment related obligations of Company to Executive, including all compensation, equity plans, and benefits payable to Executive under this Agreement, shall automatically terminate and completely extinguish on the date of termination of Executive’s employment under the terms of this Agreement.
6.2Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) Executive’s material breach of this Agreement or Company’s Confidentiality, Non-Competition and Proprietary Rights Assignment Agreement (the “PRIA”); (c) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (d) Executive’s willful failure to perform Executive’s material duties as determined in the sole and exclusive discretion of the Company (other than any such failure resulting from a Disability).
(b)“Change in Control” has the meaning set forth in the Company’s 2014 Equity Incentive Plan, as in effect as of the Effective Date.
(c)“Change in Control Period” means the period commencing 60 days prior to the Closing of a Change in Control and ending 24 months following the Closing of a Change in Control.
(d)“Change in Control Termination” means Executive’s resignation for Good Reason or termination without Cause in each case which occurs during the Change in Control Period. For such purposes, if the events giving rise to Executive’s right to a resignation for Good Reason arises within the Change in Control Period, and Executive’s resignation occurs not later than 30 days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.
(e)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(f)“Equity Award” means any Company equity award granted to Executive, but excluding any such equity awards issued under or held in any tax qualified retirement plan, if applicable.
(g)“Good Reason” for Executive’s resignation from employment with the Company means the occurrence of any of the following actions are taken by the Company without the Executive’s prior written consent: (i) a material reduction in Base Salary; (ii) a material reduction in Executive’s authorities, duties or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the Chief Executive

Officer to whom Executive is required to report; (iv) a material diminution in the budget over which Executive retains authority; (v) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than 30 miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (vi) any material breach by the Company of the terms of this Agreement. In order to resign for Good Reason, the Executive must provide written notice to the Company’s Chief Executive Officer, within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event (“Cure Period”), and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than 30 days after the expiration of the Cure Period.
(h)“Regular Termination” means Executive’s termination by the Company without Cause that does not occur within the Change in Control Period. A Regular Termination does not include any termination of Executive’s employment for any other reason, including but not limited to any termination that occurs due to Executive’s death or Disability or Executive’s resignation for Good Reason.
(i)Release has the meaning set forth in Section 6.7 below.
6.3Severance Upon Regular Termination. In the event the Executive’s employment terminates due to a Regular Termination, subject to the Executive’s satisfaction of the conditions set forth in Section 6.7 (including Executive’s timely provision of an effective Release), in addition to the Accrued Compensation, the Company shall provide Executive with the following severance benefits:
(a)an amount equal to the sum of: (i) 150% Executive’s then annual Base Salary, plus (ii) a pro-rata amount of Executive’s target Incentive Bonus for the fiscal year in which the termination occurs, with such pro-rata portion calculated by reference to the number of days in the calendar year preceding the date of termination divided by the total number of days in such calendar year) (such total amount, the “Regular Cash Severance”). Payment of the Regular Cash Severance will made in equal installments in accordance with the Company’s regular payroll practice over the 18 month period following the date of Regular Termination, subject to applicable deductions and withholdings; provided, however that any payments of Regular Cash Severance otherwise scheduled to be made prior to the effective date of the Release shall instead accrue and be paid on the first regularly schedule payday following the Release effective date, with the remainder of the payments made as originally scheduled.
(b)immediate vesting acceleration of the portion of any then outstanding Equity Awards otherwise scheduled to vest subject solely to Executive’s continued services over the 12-month period following the date of Regular Termination;
(c)continued eligibility to vest in the portion of any then outstanding performance based vesting Equity Awards that were otherwise eligible to vest based on the attainment of corporate performance goals within the 12-month period following the date of Regular Termination, with the applicable vesting level for such Equity Awards to be determined in accordance with their terms and based on actual performance levels attained (without regard to Executive’s termination), as determined by the Board; and
(d)payment of the premiums for group health continuation coverage for Executive and Executive’s covered dependents pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), for a period of up to 18 months following Executive’s termination of employment with the Company, subject to Executive’s timely election of and continued eligibility for COBRA coverage ((the “COBRA Payment Period”); provided, however that the Company’s obligation to continue to pay such premiums shall end on such earlier date to the extent that Executive and/or Executive’s covered dependents are no longer eligible for continued COBRA coverage. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Executive’s sole responsibility. Executive acknowledges and agrees that such payment is intended to constitute a COBRA subsidy for purposes of the American Rescue Plan Act of 2021, to the extent applicable. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
6.4Severance Upon Change in Control Termination. In the event the Executive’s employment terminates due to a Change in Control Termination, subject to the Executive’s satisfaction of the conditions set forth in Section 6.7 (including Executive’s timely provision of an effective Release), in addition to the Accrued Compensation, the Company shall provide Executive with the following severance benefits, in each case calculated prior to giving effect to any reductions in compensation that would give rise to Executive’s right to resign for Good Reason:
(a)an amount equal to the sum of: (i) 200% Executive’s then annual Base Salary, plus (ii) a pro-rata amount of the greater of (A) the Target Bonus for the year of termination, or (B) the amount of Incentive Bonus Executive would otherwise be eligible to earn based on applicable performance levels attained through the date of termination, (with such pro-rata amount calculated by reference to the number of days in the calendar year preceding the date of the Change in Control Termination divided by the total number of days in such calendar year) (such total amount, the “CIC Termination Severance”). Payment of the CIC Termination Severance shall be made in single lump sum on the first regularly scheduled payday following the Release Effective Date, subject to applicable deductions and withholdings;
(b)payment of the premiums for group health continuation coverage for Executive and Executive’s covered dependents pursuant to Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any state law equivalent (“COBRA”), for a period of up to 24 months following Executive’s termination of employment with the Company, subject to Executive’s timely election of and continued eligibility for COBRA coverage (the “COBRA Payment Period”); provided, however, that the Company’s obligation to continue to pay such premiums shall end on such earlier date to the extent that Executive and/or Executive’s covered dependents are no longer eligible for continued COBRA coverage. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are Executive’s sole responsibility. Executive acknowledges and agrees that such payment is intended to constitute a COBRA subsidy for purposes of the American Rescue Plan Act of 2021, to the extent applicable. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Executive’s behalf, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Executive’s election of COBRA coverage or payment of COBRA premiums and without regard to Executive’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(c)the following equity benefits:
(i)immediate vesting acceleration of the portion of any then outstanding Equity Awards otherwise scheduled to vest subject solely to Executive’s continued services; and
(ii)continued eligibility to vest in the portion of any then outstanding performance based vesting Equity Awards that were otherwise eligible to vest based on the attainment of corporate performance goals following the date of termination, with the applicable vesting level for such Equity Awards to be determined in accordance with their terms and based on actual performance levels attained (without regard to Executive’s termination), as determined by the Board.
If necessary to give effect to the intent of this Section, notwithstanding anything to the contrary set forth in Executive’s stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of an Equity Award will immediately expire upon Executive’s termination of service, the unvested portion of such Equity Award shall not terminate for such applicable to the extent eligible to potentially thereafter vest pursuant to the terms of this Agreement.
6.5Death or Disability Termination. In the event the Executive’s employment terminates due to Executive’s death or Disability, subject to the Executive’s (or the applicable representative of Executive’s estate) satisfaction of the conditions set forth in Section 6.7 (including timely provision of an effective Release), in addition to the Accrued Compensation, the Company shall provide Executive or Executive’s estate with the following severance benefits:
(i)immediate vesting acceleration of the portion of any then outstanding Company Equity Awards otherwise scheduled to vest subject solely to Executive’s continued services; and
(ii)continued eligibility to vest in the portion of any then outstanding performance based vesting Equity Awards that were otherwise eligible to vest based on the attainment of corporate performance goals following the date of termination, with the applicable vesting level for such Equity Awards to be determined in accordance with their terms and based on actual performance levels attained (without regard to Executive’s termination), as determined by the Board.
6.6No Duplication of Severance Benefits. In no event may the Executive become entitled to severance benefits under both Section 6.3 and 6.4 of this Agreement. If Executive commences to receive severance benefits under Section 6.3 and thereafter becomes entitled to severance benefits under Section 6.4, the severance benefits provided to Executive under Section 6.4 will be reduced by any severance benefits previously provided to Executive under Section 6.3.
6.7Release and PRIA Requirement. Collectively, the benefits set forth in Section 6.3, 6.4 and 6.5 shall be referred to as the “Severance Benefits.” The Company’s obligation to provide Executive (or Executive’s estate) with any Severance Benefits is in each case contingent upon Executive’s (or the applicable representative of Executive’s estate) execution and non-revocation and delivery to the Company of a full general release of claims in such form as is acceptable to the Company (the “Release”), with such Release effective and enforceable no later than the sixtieth day following the applicable date termination of Executive’s employment. Such Release will not affect Executive’s continuing obligations to the

Company under the PRIA or any other agreement. The Company’s obligation to pay and Executive’s right to receive any Severance Benefits shall cease in the event of Executive’s breach of any of his or her obligations under this Agreement or the PRIA.
6.8Application of Section 409A.
(a)Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A (the “Section 409A Regulations”) of the Internal Revenue Code of 1986, as amended (the “Code”), and which is payable upon termination of employment, shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified Executive” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such deferred compensation amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
(b) To the extent any payments or benefits provided under the Agreement constitute a “deferral of compensation” within the meaning of the Section 409A of the Code (“Section 409A”) and the Executive’s termination of employment occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Executive’s separation from service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than its latest permitted effective date for purposes of determining the timing of payment of any severance benefits under this Agreement.
(c)The Company intends that any benefits provided to Executive pursuant to this Agreement will be exempt from or compliant with the requirements of Section 409A of the Code, and therefore not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax treatment for income provided to Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
(d)Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-

kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(e)For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
6.9Parachute Payments.
(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
(b)Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.
7Restrictive Covenants.
7.1Confidentiality and Proprietary Rights. As a condition to continued employment and for good and valuable consideration, including that set forth therein, Executive shall execute and return a signed copy of the PRIA attached hereto as Exhibit A. Any breach (or threatened breach) by the Executive of Executive’s obligations under the PRIA, as determined by the Board in its reasonable discretion, shall constitute a material breach of this Agreement.
7.2Non-Disparagement. Executive shall not, at any time during the Term or thereafter, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action that will, or that is intended to, directly or indirectly, disparage or otherwise defame the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. This includes, but is not limited to, publishing disparaging and/or defamatory comments through online posts or social media, whether published anonymously or directly attributed to Executive. Notwithstanding the foregoing, nothing in this Agreement shall be construed as prohibiting Executive from making truthful statements that are required by applicable law, regulation or legal process, or engaging in concerted activity protected by the National Labor Relations Act.
8Injunctive Relief; Tolling. Executive acknowledges that Executive’s breach of the covenants contained in Section 7 and Exhibit A (collectively “Covenants”) would cause irreparable injury to Company, for which the Company has no adequate remedy at law. Executive acknowledges and agrees that, in the event of any such breach, the Company will suffer irreparable damage for which monetary damages are insufficient such that, in addition to any other remedies it may have, the Company shall be entitled to injunctive relief without the necessity of proving actual damages and that, should the court deem it necessary for the Company to post a bond or deposit other security in order to obtain such injunctive relief, an amount of One-Thousand ($1,000.00) shall be adequate and sufficient.
9No Violation of Rights of Third Parties. During Executive’s employment with Company, Executive will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by Executive prior to Executive’s employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. Executive is not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent Executive from complying, with this Agreement.
10General Provisions.
10.1Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company without the consent of Executive. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Executive shall not be entitled to assign this Agreement or any of Executive’s rights or obligations hereunder. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.
10.2No Waiver. Either Party’s failure to strictly enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.
10.3Taxes and Withholding. All compensation paid or provided under this Agreement to the Executive will be paid or provided less applicable tax withholdings and any other withholdings required by law or authorized by the Executive.
10.4Severability. In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
10.5Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.
10.6Governing Law; Venue; Fees. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of law principles. Each Party consents to the jurisdiction and venue of the state and federal courts of Travis County, Texas, for the purposes of any action, suit, or proceeding arising out of or relating to this Agreement. The prevailing Party in any dispute shall be entitled to recover from the other Party reasonable attorneys’ fees, costs and expenses incurred by the prevailing Party.

10.7Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile, or e-mail transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either Party may specify in writing.
10.8Third Party Beneficiary. The Parties agree that Q2 Holdings, Inc. (“Q2H”) shall be a third-party beneficiary to this Agreement, but Q2H shall have no duties or obligations under this Agreement.
10.9Survival. Sections 7 (“Restrictive Covenants”), 8 (“Injunctive Relief; Tolling”), 9 (“No Violation of Rights of Third Parties”), and 10 (“General Provisions”) of this Agreement shall survive Executive’s employment by Company.
10.10Entire Agreement. This Agreement, the PRIA, and the agreements specifically incorporated herein constitute the entire among the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including but not limited to the Prior Agreement. between the Company and Executive. This Agreement may not be amended, modified, or waived in any manner, except with the written consent of Executive and Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever and any such oral waiver, amendment or modification will be null and void.
10.11Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature page follows.]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 9/23/2021         /s/ Adam D. Blue
        Adam D. Blue

        Q2 Software, Inc.

Dated: 9/23/2021        By: /s/ Kimberly A. Rutledge

        Name: Kimberly A. Rutledge

        Title: Executive Vice President, People